SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-K

ANNUAL REPORT

ANNUAL REPORT PURSTUANT TO REGULATION A OF THE
SECURITIES ACT OF 1933

For the year ended December 31, 2021

StorEn Technologies, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number: 024-11240

Delaware	36-4855792
(State or other jurisdiction of incorporation or organization)	(Employer Identification Number)
25 Health Sciences Drive Stony Brook, NY. 11790	631-686-4009
(Address of principal executive offices)	(Registrant’s telephone number, including area code)

Common Stock

(Title of each class of securities issued pursuant to Regulation A)

In this report, the term “the company” or “us” or “we” refers to  StorEn Technologies, Inc.

Forward-Looking Statements

This Annual Report on Form 1-K may contain forward-looking statements relating to, among other things, the company, its business plan and strategy, and its industry. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” “will,” , “draft”, “initial”, “future”, or the negative of these terms or other variations and similar expressions or statements regarding future periods are intended to identify forward-looking statements. Any such statements reflect management’s current views with respect to future events based on information currently available and are subject to risks and uncertainties that could cause actual results to differ materially. Any forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control.

These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this Annual Report or in the information incorporated by reference into this Annual Report. Certain important risk factors that could cause actual results to differ materially from those in any forward-looking statements are described in the section labeled “Risk Factors” within the Company’s Offering Circular filed with the Securities & Exchange Commission on September 1, 2020, as modified by any Supplements and Amendments thereto.

ITEM 1. BUSINESS

This discussion should be read in conjunction with (1) the other sections of this Report, including, but not limited to, “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the attached Financial Statements and related exhibits, and (2) our Offering Circular for our Regulation A+ offering, including, but not limited to, the sections titled "Risk Factors." The various sections of this discussion contain a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this Report and the Offering Circular.

Introduction

We have created an efficient, powerful, durable and cost-effective battery, which answers the call for long-lasting and affordable energy storage. Our disruptive proprietary all-vanadium flow battery technology delivers a low cost-per-cycle energy storage device - up to eight times lower than lithium-ion batteries, and enables self-consumption of self-produced electricity and the transition towards a carbon-free economy.  The life of our batteries is 25 years, or more than 15K charge-discharge cycles without any decay in capacity.

Incubated at the Clean Energy Business Incubator Program (CEBIP) at Stony Brook University in New York, we deliver proprietary innovation, building upon the demonstrated strengths of vanadium flow batteries to revolutionize the world of residential and industrial energy storage. Our proprietary technology brings superior performance at a lower cost, thus fulfilling market demand for more efficient and cost-effective energy storage. We have taken what vanadium batteries already deliver - durability and sturdiness - and through extensive research and development, have enhanced the electrical efficiency of the power module or stack, the core component of the battery hosting a stack of power cells, and the energy density of the electrolyte and module, ultimately reducing manufacturing and end-user prices.

Our System

In homes with solar, our batteries work synergistically with the existing solar system. During the day, solar panels capture energy from the sun, which charges our battery while simultaneously powering a home or office. As day turns to night, the battery takes over, providing green energy, and maximizing solar system dependability.

In addition to its solar storage capabilities, our battery, in locations with dual rates, can store power from the grid at night when electricity prices are low. By using battery power during peak electricity times, customers can lower their utility bills. Additionally, in the event of an emergency, our battery provides continuity to homes and offices, for vital devices such as telecommunication, lighting, refrigeration, and heating and ventilation systems.

Our batteries are modular. Our residential battery design can be configured in either 20kWh or 30kWh, while sharing the same power module, which allows our customers to pay only for the energy capacity they need. Additional modules can be connected for maximum flexibility.

Our Batteries

Our batteries have the following characteristics:

•	Estimated 25 year battery life.
•	Maintain 100% capacity over lifetime.
•	Operate at 100% depth of discharge.
•	No self-discharge.
•	Operate in harsh climates, while delivering higher efficiency.
•	Low maintenance.
•	Electrolyte nearly 100% recyclable and reusable in new batteries.
•	Cost/Cycle up to four times lower than lithium batteries.
•	Over 50% more power density than batteries with the same stack size.
•	Over 30% smaller than competitor’s flow batteries at the same energy parity.

Exclusive Supply and Distribution Agreement

In December 2018, we entered into a binding Memorandum of Understanding with Multicom Resources, an Australian company, which was superseded with a binding Memorandum of Understanding entered into in April 2020, which appears as Exhibit 6.5 to the Offering Statement of which this Offering Circular forms a part. Pursuant to the Memorandum of Understanding, Multicom agreed to supply us with, and we agreed to exclusively purchase from Multicom, vanadium pentoxide, a key chemical used in our batteries. The MOU has a term of five years, and has three five year renewal options. Pursuant to the MOU, we agreed to enter into a Distribution Agreement with Multicom’s subsidiary, Freedom Energy Pty Limited, granting Freedom Energy Pty. Limited, an exclusive right to sell and distribute our vanadium flow batteries in the Asia-Pacific region for five years, and has three five year renewal options. In addition, Multicom agreed to purchase three residential vanadium flow batteries, the first, in exchange for $100,000, and the remaining two in exchange for $400,000, for an aggregate price of $500,000. We agreed that in connection with each such purchase, we would issue Multicom a pro rata portion of 125,000 of our Shares. The first battery was purchased in April 2020. In addition, Multicom agreed that its subsidiary, Freedom Energy, will assemble our batteries within Australia and distribute them across the Asia Pacific region. Multicom has completed a concept design for a full-scale manufacturing facility for our batteries. Prior to that, we and Multicom intend to open a pilot manufacturing plant. The first battery was installed in November 2020 at National Battery Testing Centre (NBTC) in Brisbane, a flagship project of the Future Battery Industries CRC, a federal organization supporting the creation of a battery industry in Australia.

In April 2020, we entered into a Distribution Agreement with Arco Fuel Cells S.r.l., which appears as Exhibit 6.4 to the Offering Statement of which this Offering Circular forms a part. Pursuant to the Distribution Agreement, we were granted the exclusive right, for three years, to distribute Arco’s fuel cell stacks, fuel cells and lithium battery packs for material handling, in the US, Canada and Mexico.

Tax Incentives

The Internal Revenue Service (IRS) has provided for a Federal Investment Tax Credit on the purchase price of residential energy storage batteries, which tax credit is up to 26% for systems installed during 2020, 22% for systems installed in 2021, and 10% for systems installed after 2021. The value of the credit depends on the percentage of electricity coming from the sun. For example, if the battery is charged by solar panels 90% of the time, then the battery is eligible for 90% of the Investment Tax Credit. Additional state credits may further reduce the cost of an energy storage system. Although energy storage is a relatively young industry, a growing number of states and municipalities will support the installations of solar-powered batteries to accelerate the transition to renewables and the reduction of greenhouse gas emissions.

Government Regulation

We are subject to various federal, state and foreign governmental regulations related to manufacturing, marketing and sale of our products, such as Federal Trade Commission regulations, health and safety codes, and environmental laws. We are seeking a UL Certificate to enable us to market and sell our batteries. UL LLC is a global independent safety certification company with more than a century of expertise in safety solutions from public adoption of electricity to new breakthroughs in sustainability, renewable energy and nanotechnology. Dedicated to promoting safe living and working environments, UL helps safeguard people, products and places.

Accomplishments and Awards

We have achieved the following accomplishments:

•	Built, tested and independently validated our prototype battery at the Advanced Energy Centre at Stony Brook University.
•	Sold and shipped our first commercial battery installed in November 2020 in Australia.
•	We received an order for a battery to Canada.
•	Completed our Patent Cooperation Treaty National Phase filings to extend our patent applications to major countries and regions, such as the US, European Union, Brazil, Colombia, Chile, India, China, Japan, Korea, Indonesia, Thailand, Australia, several African countries and Eurasia.
•	Launched TitanStack™, a research and development program to develop a larger battery stack.

We have been awarded several technology and innovation awards and grants.

•	R&D Award from the Empire State Development's Division of Science, Technology and Innovation (NYSTAR)
•	R&D Award from the New York State Energy Research and Development Authority (NYSERDA)
•	2019 Innovator of the Year Award by InnovateLI
•	Finalist at 12th Columbia University Energy Symposium
•	Finalist at the New York State Energy Research and Development Authority (NYSERDA) 76 West Competition
•	Finalist at Cleantech Open, the leading cleantech accelerator program in the US

Competitors

A handful of companies worldwide are currently working with vanadium flow battery technology. To our knowledge, and based on limited public information available, the primary focus of these competitors is on larger grid-scale batteries as a way to achieve economies of scale and cost reduction. Because of the limited public information available, it is difficult to ascertain the technological development reached by our competitors.

Intellectual Property

We have filed four patent applications covering different aspects of our technology which are described below, and have filed trademarks for the brands we have created to designate the technology underlying each such patent application:

•	MULTIGRIDS™ - Our innovative stack fluid dynamic, improves the electrical performance of the stack, delivers higher power density, and has the potential to reduce the power cost of the battery.
•	THERMASTABLE™ - Our innovative geothermal underground battery design, enables outdoor installation in locations with harsh climates, enhances resiliency to natural disasters, vandalism and theft, and increases battery efficiency, thereby reducing energy costs.
•	EQUILEVELS™ - Our innovative electrolyte rebalancing method that will eliminate scheduled maintenance visits and reduces costs.
•	RESAFE™ - Our innovative leak control system that will eliminate scheduled maintenance visits and reduce costs.

We also hold a trademark for TitanStack™, a system which is currently in research and development, for embedding our Multigrids™ technology into large grid scale applications to remove dimensional constraints and enable the construction of large stacks.

We have filed to extend our PCT patent applications to major regions and countries, such as the US, European Union, Brazil, Colombia, Chile, India, China, Japan, Korea, Indonesia, Thailand, Australia, several African countries and Eurasia.

In addition to our patents and trademarks, we hold various trade secrets for the manufacturing and construction of our batteries.

Employees

We currently have 3 full-time employees.

Property

Our corporate headquarters is located at 25 Health Sciences Drive in Stony Brook, New York, which is a shared office space, at the Clean Energy Business Incubator Program (CEBIP) at Stony Brook University in Long Island, a cleantech incubator funded by the New York State Energy Research and Development Authority. We lease our shared office on a month-to-month basis, in exchange for $100 per month.

Legal Proceedings

We are not involved in any litigation, and our management is not aware of any pending or threatened legal actions.

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations for the twelve-month period ended December 31, 2021 (the “2021 Annual Period”), and the twelve-month period ended December 31, 2020 (the “2020 Annual Period”) should be read in conjunction with our audited consolidated financial statements and the related notes included in this report.

Overview

We were formed as a Delaware corporation on January 3, 2017, and our headquarters are located in Stony Brook, New York. We design, manufacture, market and sell innovative vanadium flow batteries using our own intellectual property.

Results of Operation

Revenue and Cost of Goods Sold

We generated $100,000 in revenues during the 2020 Annual Period, and no revenues during the 2021 Annual Period. Our costs of goods sold during the 2020 Annual Period was $92,647, resulting in gross profit of $7,353. We had 0 cost of goods sold during 2021, resulting in no gross profit.

Operating Expenses

Our operating expenses consist of general and administrative expenses, research and development expenses and sales and marketing expenses. For the 2021 Annual Period, our operating expenses were $1,668,223, including, $996,475 in general and administrative expenses, $370,060 in research and development expenses and $301,698 in sales and marketing expenses. For the 2020 Annual Period, our operating expenses were $981,505, including, $769,852 in general and administrative expenses and $211,653 in sales and marketing expenses. The increase in operating expenses during the 2021 Annual Period is primarily a result of increased expenses associated with product development, laboratory and production equipment, cell stack design improvements, additional business development costs, and increased contractor fees.

Net Operating Loss

Our net operating loss for the 2021 Annual Period, was $1,668,233, compared to $974,152, for the 2020 Annual Period. The increase in net operating loss was primarily as a result of increases in our operating expenses as described above.

Other Expenses

For the 2020 Annual Period, we had $80,073 in other income/expenses, consisting of -$2,928 in interest expenses, $20,833 in income attributable to our PPP loan forgiveness, and $62,168 in other income attributable to demonstration project co-share income. For the 2020 Annual Period, we had -$68,415 in other income/expenses, consisting of -$33,595 in interest expense and -$34,820 in other expenses attributable consultant costs.

Net Loss

For the 2021 Annual Period, we had a net loss of $1,588,160, compared to a net loss of $1,042,756, for the 2020 Annual Period.

Liquidity and Capital Resources

Since our inception, we have raised over $4,700,000 through various securities offerings and stockholder loans, which we have used for operations. As of December 31, 2021, we had $1,923,450 in cash, compared to $240,134 in cash, as of December 31, 2020.

As of December 31, 2021, we had total outstanding liabilities of $407,243, compared to $531,029, as of December 31, 2020.

As of March 31, 2022, and excluding anu future proceeds we may receive from future securities offerings, or loans, we have sufficient operating capital for approximately 36 months.

We will incur significant additional costs in finalizing the development of our products, and in production, marketing and sales, and intend to continue to fund our operations through funds received from this offering. We may also engage in additional debt and/or equity financing as determined to be necessary. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned development, which could harm our business, financial condition and operating results. Accordingly, our independent auditors report includes a paragraph regarding substantial doubt about our ability to continue as a going concern.

Debt

We have an outstanding Convertible Promissory Note issued in March 2019, to Accelerate New York Seed Fund, in the principal amount of $100,000, which accrues interest at 6% per annum, and matured in March 2021. The debtor has elected to convert its Note.

On June 29, 2020 we secured a loan through the Small Business Administration (“SBA”) for the Payroll Protection Program, a 24-month term loan agreement in the amount of $20,833, bearing interest at 1.00%. We received notice of full forgiveness.

Plan of Operations

We are investing in the continued growth of our brand and are generating sizeable net income losses as a result.  We are seeking to hit the following milestones:

•	Identify and occupy a facility for volume manufacturing of our batteries;
•	Sale and installation of additional units; and
•	Access Federal and Grant funding to further research and develop our technology.

The extent to which we will be able to complete the milestones outlined above is dependent upon the success of our marketing efforts and our utilization of cash.

ITEM 3.  DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

The following table sets forth information about our executive officers and directors.

Name	Position	Age	Term of Office	Approximate Hours per week for part-time employees
John Davis	Chief Executive Office, Treasurer & Director	64	April 2022 – Present	Full Time

Angelo D’Anzi	Chief Technology Officer & Director	54	January 2017 – Present	30 hours

Gabriele Colombo	Secretary	47	January 2017 - Present	1 hour

There are no arrangements or understandings between our executive officers and directors and any other persons pursuant to which the executive officer or director was selected to act as such.

John Davis, has served as our Chief Executive Officer, Treasurer and as a Director since April 2022. Between July 2021 and April 2022, Mr. Davis served as our Director of Business Development, where he was responsible for Developing Business Relationships in the industries we intend to supply our solutions. Between July 2019 and March 2020, he served as Director of Business Development for XNRGI, Inc, where he was responsible for all aspects of company business relationships including sales and operations. Between May 2018 and July 2019 he served in the roll of Outside Business Advisor for The University of West Florida, where he was responsible for representing the University concerns in the Northwest Florida business community. Between July 2014 and July 2018, John served as Vice President of Sales and Business Development for ZincNyx, Inc, where he was responsible for all sales and partnerships of the company.

Angelo D’Anzi, has served as our chief technology officer and a director since our inception in January 2017, and is primarily responsible for the technical development of our products. Since May 2018, he has also served as a director of Arco Fuel Cells S.r.l., where he was responsible for the company’s fuel cell technical development activities. In March 2013, Mr. D’Anzi founded Proxhima, a vanadium flow battery company, which was sold in May 2015 to the Gala Group, a utility listed on the Milan Stock Exchange. In 2000, Mr. D’Anzi founded ROEN-EST, a fuel cell company acquired by the Arcotronics Nissei group in 2003, and served as chief executive officer and chief technology officer after the acquisition. Mr. D’Anzi also served as chief executive officer of Morphic Fuel Cells. Mr. D’Anzi holds 18 international patents. He received the 2003 Sapio Award in the Energy and Transportation category with a paper titled “Technological Transfer between Research Institutions and Private Companies in the Polymer Electrolyte Fuel Cell Technology". Mr. D’Anzi holds a MBA degree from the LUISS Business School in Rome.

Gabriele Colombo, has served as our secretary since our inception in January 2017. Between February 2019 and the present, he has served as the chief executive officer of Leonardo Hispania S.A., a subsidiary of the Leonardo Group of Italy, an aerospace, defense and security conglomerate. Between April 2017 and February 2019, Mr. Colombo served as Senior Vice President - Head of Line of Business at Leonardo Hispania S.A. where he was responsible for the profit & loss of one product line. Prior thereto, between January 2012 and March 2017, Mr. Colombo served as Regional Manager at Leonardo Hispania S.A. where he lead a team of 25 country business regions with responsibility for marketing analysis, strategy development, and imitative deployment and goal setting. In 2013, Mr. Colombo was a founder of Proxhima S.r.l. Mr. Colombo holds a Honors Degree in Computer Engineering (University of Pisa) and a II Level Master Degree in Business Leadership (University of Genova).

Board of Advisors

We have the following individuals serving on our board of advisors:

Dr. Philip Palmedo, had careers in physics, entrepreneurship and management. He received his Ph.D. degrees from MIT. His work as a physicist was carried out at the French nuclear laboratory at Saclay, and at Brookhaven National Laboratory. Dr. Palmedo designed and was the first President of the Long Island Research Institute formed by Brookhaven National Laboratory, Cold Spring Harbor Laboratory, and Stony Brook University to facilitate the commercialization of technologies. He currently serves on the board of the Simons Center for Geometry and Physics as well as the Advisory Board of the Clean Energy Business Incubator Program (CEBIP) at Stony Brook University (StorEn is a CEBIP Client), and is an advisor to several early-stage private companies.

Dr. Alan Rae, has worked in electronics, ceramics, nanotechnology and “clean tech” for over 30 years in the USA and UK, and is an Executive Director of IncubatorWorks. He is a founder member of the Graphene Stakeholders’ Association, an Entrepreneur in Residence with NYSERDA, and is on the advisory committees for NYSIVC, the Center for High Rate Nanomanufacturing, and the NYS Center of Excellence in Materials Informatics in Buffalo New York. He also chairs the Advisory Board for the Center for Advanced Ceramic Technology at Alfred University.

Professor Yong L. Joo, is the BP Amoco/H. Laurance Professor in the Smith School of Chemical & Biomolecular Engineering and Associate Dean of Masters of Engineering Programs in the College of Engineering at Cornell University. He is currently working on low cost, high throughput manufacturing of energy storage materials. Professor Joo received his B.S. degree at Seoul National University in Korea and received his M.S. and Ph.D. in Chemical Engineering at Stanford University. Prior to joining Cornell in 2001, he completed two years of postdoctoral research in the Department of Chemical Engineering at MIT. Professor Joo received a 3M Faculty Award. He is also a recipient of a National Science Foundation CAREER Award and a DuPont Young Professor Award. He is a fellow of American Institute of Chemical Engineers (AIChE).

Dr. Robert C. Pfahl, is a director of the Integrated Photonic Systems Roadmap (IPSR). He was Senior Consultant and Vice President of Global Operations for the International Electronics Manufacturing Initiative (iNEMI) from 2003 to 2018. Previously, Dr. Pfahl was a director at Motorola Labs, where he established and led Motorola’s research and development labs in China, Brazil, and Germany. Prior to Motorola, Mr. Pfahl worked for Bell Labs/Western Electric in a number of research and manufacturing positions. He holds nine U.S. patents and has contributed to more than 110 publications. Dr. Pfahl has served on industrial advisory boards in manufacturing at MIT, Northwestern, Washington University, Georgia Tech and Purdue. He received his B.M.E. with Distinction, M.S., and Ph.D. in mechanical engineering from Cornell University.

Nathan Cammerman, is a co-founder and Executive Director of Multicom Resources Limited, and has over 20 years experience in the hands-on delivery of infrastructure, mining and energy projects. A geologist by initial training, but later qualified in international business, his senior executive and board experience includes project generation and acquisition, financing, permitting and government relations. Mr. Cammerman is a co-director of Freedom Energy Ltd., has a well-developed network across the Asia Pacific, and is at the forefront of propagating a future battery industry in this region. He was recently appointed to the Research Advisory and Implementation Council to a US$100 million industry-backed future battery industries co-operative research hub supported by the Australian Government.

Jean-Marc Manning, is a co-founder of Multicom Resources Limited and Freedom Energy Pty Ltd. A multi-lingual international finance professional, he has held various managerial and audit positions with the HSBC group and BNP Paribas across India, Indonesia, Hong Kong, China and Australia. Since returning to Australia, Mr. Manning co-founded and seed funded a number of successful business ventures and holds a number of directorships. On behalf of Freedom Energy Pty Ltd, he is actively working with us to identify advanced deployment and financing opportunities across Australia and the Pacific region.

Joel M. Rinebold, is associated with the development of energy projects and energy planning initiatives in the Northeast US region. At the Connecticut Center for Advanced Technology (CCAT), Mr. Rinebold is Director of Energy with a focus on energy and infrastructure planning, the development of renewable and advanced energy technology, and economic development associated with energy management. Mr. Rinebold was instrumental in establishing and administers the Connecticut Hydrogen Fuel Cell Coalition and Chairs the Northeast Electrochemical Energy Storage Cluster. Mr. Rinebold is also engaged in several development initiatives for energy facility siting, advancement of hydrogen and fuel cell technology, “microgrid” infrastructure, and the establishment of renewable energy facilities using battery energy storage, waste heat, agricultural biomass, and wind. Direct activities include administration of the State of CT Office of Energy Efficient Businesses, US DOE supported Northeast Technical Exchange Center, State of CT Hydrogen Economy Program, US DOE supported H2USA Roadmap planning, and the US Small Business Administration supported Northeast Electrochemical Energy Storage Cluster. Mr. Rinebold has an undergraduate degree in Urban Planning and Geology, graduate degree in Environmental Planning, and is currently enrolled in the Ph.D. program for Materials Science at the University of Connecticut.

Compensation

The table below reflects the annual compensation of each of the three highest paid persons who were executive officers or directors, during the fiscal year ended December 31, 2021:

Name	Capacities in which compensation received	Cash Compensation	Other Compensation (1)	Total Compensation
Carlo Brovero 25 Health Sciences Drive Stoney Brook, NY 11790	Chief Executive Officer and Director	$186,000	$0	$186,000
Angelo D’Anzi 25 Health Sciences Drive Stoney Brook, NY 11790	Chief Technology Officer and Director	$186,000	$0	$186,000

The directors do not receive any compensation for their service as directors.

We are party to two-year employment agreements with each of Mssrs. Brovero and D’Anzi, pursuant to which we have agreed to pay each an annual salary of $186,000. If either is terminated without cause, we are obligated to pay them severance in an amount equal to one year salary. The employment agreements for Mr. Brovero and Mr. D’Anzi appear as Exhibits 6.2 and 6.3, respectively, to the Offering Statement of which this Offering Circular forms a part.

We have accrued liabilities for unpaid salaries due to Carlo Brovero and Angelo D’Anzi, which we will pay when management determines we have sufficient cash flow. The balance of the amounts due to Mssrs. Brovero and D’Anzi as of December 31, 2021, was $353,747.

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

Set forth below is information regarding the beneficial ownership of our outstanding Common Stock (which are our only voting securities) as of March 31, 2022, by (i) each person whom we know owned, beneficially, more than 10% of the outstanding Common Stock, and (ii) all of the current officers and directors as a group. We believe that, except as noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed. Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting or investment power with respect to shares beneficially owned.

Title of class	Name and address of beneficial owner	Amount and nature of Beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class
Common Stock	Angelo D’Anzi 25 Health Sciences Dr. Stony Brook, NY 11790	3,300,000	0	40.9%
Common Stock	Carlo Brovero(1) 25 Health Sciences Dr. Stony Brook, NY 11790	1,500,000	0	18.6%
Common Stock	All directors and officers as a group (2 persons)	5,100,000	0	44.6%

(1)	Mr. Brovero suddenly passed away in April 2022, and the disposition of his shares is currently undetermined.

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

In July 2019, Mr. Palmedo loaned us $50,000, which accrued interest at a rate of 15% per annum. In January 2020, we paid Mr. Palmedo $ 54,911 in satisfaction of all principal and interest accrued on the loan.

Pursuant to a Loan Agreement we entered into with Mr. Colombo in June 2019, Mr. Colombo, advanced us $32,843 and $21,000, in July 2019 and October 2019, respectively, which loans accrued interest at a rate of 15% per annum through November 30, 2019, and commenced accruing interest at 20% per annum thereafter. Each advance is due and payable twelve months following the date of such advance. We repaid these loan in November 2020.

In January 2020, we acquired 1.11% of the ownership interests of Arco Fuel Cells S.r.l., in exchange for $110,120.08. In March 2020, Arco acquired 26,410 shares of our common stock for $4.20 per share for a total of $110,120.08. Mr. D’Anzi is a director of Arco.

In April 2020, we entered into a Distribution Agreement with Arco, which appears as Exhibit 6.4 to the Offering Statement of which this Offering Circular forms a part. Pursuant to the Distribution Agreement, we were granted the exclusive right, for three years, to distribute Arco’s fuel cell stacks, fuel cells and lithium battery packs for material handling, in the US, Canada and Mexico.

In 2019 we paid $24,554 in expenses to Mr. D’Anzi, as reimbursement for prototyping and development expenses he incurred on our behalf.

On July 3, 2019, we entered into a loan agreement with a related party in the amount of $50,000 bearing interest at 15%, with all required principal and interest payments due on November 30, 2019. Interest expense totaled $0 and $4,356 for the years ended December 31, 2021 and 2020 respectively. The loan was paid off in 2020.

On June 11, 2019, we entered into a loan agreement with a related party in the amount of $53,843 bearing interest at 20%, with all required principal and interest payments due on November 30, 2020. Interest expense totaled $0 and $15,489 for the years ended December 31, 2021 and 2020 respectively. The loan was paid off in 2020.

ITEM 6. OTHER INFORMATION

None.

ITEM 7. FINANCIAL STATEMENTS

StorEn Technologies, Inc.

A Delaware Corporation

Financial Statements and Independent Auditor’s Report

December 31, 2021 and 2020

StorEn Technologies, Inc.

TABLE OF CONTENTS

Page

Independent Auditor’s Report	1-2

Financial Statements as of December 31, 2021 and 2020 and for the years then ended:

Members of: WSCPA AICPA PCPS 802 North Washington PO Box 2163 Spokane, Washington 99210-2163 P 509-624-9223 TF 1-877-264-0485 mail@fruci.com www.fruci.com

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Management of
StorEn Technologies, Inc.

Stony Brook, New York

Opinion

We have audited the financial statements of StorEn Technologies, Inc. (“the Company”) (a Delaware corporation), which comprise the balance sheets as of December 31, 2021 and 2020 and the related statements of operations, changes in stockholders’ equity/(deficit), and cash flows for the years then ended, and the related notes to the financial statements.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of StorEn Technologies, Inc. as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of StorEn Technologies, Inc. and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has a history of net losses, negative cash flows from operations, and has stated that substantial doubt exists about the Company’s ability to continue as a going concern. Management’s evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about StorEn Technologies, Inc.’s ability to continue as a going concern within one year after the date that the financial statements are available to be issued.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements, including omissions, are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of StorEn Technologies, Inc’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude, whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about StorEn Technologies, Inc.’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Spokane, Washington

May 20, 2022

STOREN TECHNOLOGIES, INC.

BALANCE SHEETS

As of December 31, 2021 and 2020

	2021	2020
ASSETS
Current Assets:
Cash and cash equivalents	$1,923,450	$240,134
Accounts receivable	-	-
Inventory	56,490	31,627
Investments	698,720	110,920
Total Current Assets	2,678,660	382,681

Non-Current Assets:
Property and equipment, net	420	420
Total Non-Current Assets	420	420

TOTAL ASSETS	$2,679,080	$383,101

LIABILITIES AND STOCKHOLDERS' EQUITY/(DEFICIT)
Liabilities:
Current Liabilities:
Accounts payable	$407,243	$397,200
Accrued interest	-	12,996
Loans payable - current	-	120,833
Total Current Liabilities	407,243	531,029

Total Liabilities	407,243	531,029

Commitments & Contingencies	-	-

Stockholders' Equity/(Deficit):
Common Stock, $0.00001 par, 10,000,000 shares authorized, 7,984,692 and 6,832,407 shares issued and outstanding, as of December 31, 2021 and 2020, respectively.	79	68
Additional paid-in capital	7,023,431	2,427,715
Subscription receivable	(587,802)	-
Accumulated deficit	(4,163,871)	(2,575,711)
Total Stockholders' Equity/(Deficit)	2,271,837	(147,928)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY/(DEFICIT)	$2,679,080	$383,101

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

STOREN TECHNOLOGIES, INC.

STATEMENTS OF OPERATIONS

For the years ended December 31, 2021 and 2020

	2021	2020
Net revenues	$-	$100,000
Costs of goods sold	-	(92,647)
Gross profit	-	7,353

Operating Expenses:
General & administrative	996,475	769,852
Research & development	370,060	-
Sales & marketing	301,698	211,653
Total Operating Expenses	1,668,233	981,505

Loss from operations	(1,668,233)	(974,152)

Other Income/(Expense):
Interest expense	(2,928)	(33,595)
PPP Loan forgiveness	20,833	-
Other income/(expense)	62,168	(34,820)
Total Other Income/(Expense)	80,073	(68,415)

Loss before provision for income taxes	(1,588,160)	(1,042,567)

Provision for income taxes	-	(189)

Net loss	$(1,588,160)	$(1,042,756)

Basic and diluted net loss per share	$(0.21)	$(0.15)

Weighted average shares outstanding - basic and diluted	7,417,422	6,832,407

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

STOREN TECHNOLOGIES, INC.

STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY/(DEFICIT)

For the years ended December 31, 2021 and 2020

								Total
					Additional			Stockholders'
	Series A Preferred Stock		Common Stock		Paid-In	Subscription	Accumulated	Equity/
	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit	(Deficit)
Balance at December 31, 2019	-	$-	6,570,159	$66	$1,259,378	$-	$(1,532,955)	$(273,511)

Issuance of common stock	-	-	217,838	2	885,637		-	885,639
Release of escrow funds	-	-	-	-	60,000		-	60,000
Issuance of common stock Arco	-	-	26,410	-	110,920		-	110,920
Shares issued for services	-	-	18,000	-	111,780		-	111,780
Net loss	-	-	-	-	-		(1,042,756)	(1,042,756)
Balance at December 31, 2020	-	$-	6,832,407	$68	$2,427,715	$-	$(2,575,711)	$(147,928)

Issuance of common stock	-	-	920,476	9	3,846,236		-	3,846,245
Issuance of common stock Arco			97,967	1	587,801	(587,802)		-
Shares issued for services	-	-	8,000	-	49,680		-	49,680
Conversion of convertible note	-	-	125,842	1	111,999		-	112,000
Net loss	-	-	-	-	-		(1,588,160)	(1,588,160)
Balance at December 31, 2021	-	$-	7,984,692	$79	$7,023,431	$(587,802)	$(4,163,871)	$2,271,837

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

STOREN TECHNOLOGIES, INC.

STATEMENTS OF CASH FLOWS

For the years ended December 31, 2021 and 2020

	2021	2020
Cash Flows From Operating Activities
Net Loss	$(1,588,160)	$(1,042,756)
Adjustments to reconcile net loss to net cash used in operating activities:
Common stock issued for services	49,680	111,780
PPP loan forgiveness	(20,833)	-
Gain on note conversion	(3,924)	-
Changes in operating assets and liabilities:
(Increase)/Decrease in accounts receivable	-	-
(Increase)/Decrease in inventory	(24,863)	54,160
Increase/(Decrease) in accounts payable	10,043	50,011
Increase/(Decrease) in accrued interest	2,928	4,392
Increase/(Decrease) in deferred revenues	-	(75,000)
Net Cash Used In Operating Activities	(1,575,129)	(897,413)

Cash Flows From Investing Activities
Purchase of investments	(587,800)	(110,920)
Purchase of property and equipment	-	(420)
Net Cash Used In Investing Activities	(587,800)	(111,340)

Cash Flows From Financing Activities
Proceeds from issuance of common stock, net	3,846,245	1,056,559
Payment of loans payable	-	(103,843)
Proceeds from PPP loan payable	-	20,833
Net Cash Provided By Financing Activities	3,846,245	973,549

Net Change In Cash	1,683,316	(35,204)

Cash at Beginning of Period	240,134	275,338
Cash at End of Period	$1,923,450	$240,134

Supplemental Disclosure of Cash Flow Information
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-
Supplemental Disclosure of Non-Cash Financing Activities
Conversion of convertible notes	$112,000	$-

See Independent Auditor’s Report and accompanying notes, which are an integral part of these financial statements.

STOREN TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2021 and 2020 and for the years ended

NOTE 1: NATURE OF OPERATIONS

StorEn Technologies, Inc. (the “Company”), is a corporation organized under the laws of the State of Delaware. The Company is developing patent-pending Vanadium Flow Batteries for efficient and cost- effective energy storage.

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”). The Company adopted the calendar year as its basis of reporting.

Advertising Costs

Advertising costs are expensed when incurred. Total advertising costs incurred for the years ended December 31, 2021 and 2020 totaled $301,698 and $211,653, respectively.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash Equivalents and Concentration of Cash Balance

The Company considers all highly liquid securities with an original maturity of less than three months to be cash equivalents. The Company’s cash and cash equivalents in bank deposit accounts, at times, may exceed federally insured limits. As of December 31, 2021 and 2020, the Company’s cash and cash equivalents exceeded FDIC insured limits by $1,673,450 and $0, respectively.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are carried at their estimated collectible amounts. Accounts receivable are periodically evaluated for collectability based on past credit history with clients and other factors. Provisions for losses on accounts receivable are determined on the basis of loss experience, known and inherent risk in the account balance, and current economic conditions.  The Company has no accounts receivable as of December 31, 2021 and 2020.

Subscription Receivable

The Company records stock issuances at the effective date. If the subscription is not funded upon issuance, the Company records a subscription receivable as an asset on a balance sheet. When subscription receivables are not received prior to the issuance of financial statements at a reporting date in satisfaction of the requirements under FASB ASC 505-10-45-2, the subscription is reclassified as a contra account to stockholders’ equity on the balance sheet.

See accompanying Independent Auditor’s Report

STOREN TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2021 and 2020 and for the years ended

Inventory & Shipping and Handling Costs

Inventory is stated at the lower of cost or market and accounted for using the specific identification method. The inventory balances as of December 31, 2021 and 2020 consist of finished goods held for sale. The Company has outsourced manufacturing to an offshore third party. Deposits are made with the manufacturer when additional product is ordered for production. Such costs are recorded as current assets on the balance sheet and totaled $56,490 and $31,627 as of December 31, 2021 and 2020, respectively.

Property and Equipment

Property and equipment are recorded at cost when purchased. Depreciation is recorded for property and equipment using the straight-line method over the estimated useful lives of assets. The Company reviews the recoverability of all long-lived assets, including the related useful lives whenever events or changes in circumstances indicate that the carrying amount of a long-lived asset might not be recoverable. The balance at December 31, 2021 and 2020 has an estimated useful life of 7 years. The Company also depreciates equipment over the useful life. The Company’s property and equipment consisted of furniture.

Fair Value of Financial Instruments

Financial Accounting Standards Board (“FASB”) guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities inactive markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheets approximate their fair value.

See accompanying Independent Auditor’s Report

STOREN TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2021 and 2020 and for the years ended

The Company’s investment assets are measured at cost basis as of December 31, 2021 and 2020, but were considered at current fair value as of December 31, 2021 and 2020 for the purposes of impairment analysis, as are summarized below:

		Fair Value Measurement
	Total	Level 1	Level 2	Level 3
Investment in equity securities	$698,720	$-	$-	$698,720
Fair value at December 31, 2021	$698,720	$-	$-	$698,720

Investments - Other

The Company has an investment in a privately held company, this is an investment into a company that is a related party company in which the Company’s CTO is the CEO and shareholder. The Company’s accounting for investments in investments depends on several factors, including level of ownership, power to control, and the legal structure of the entity making the investment as this Company does not have readily determinable fair values. Accordingly, the Company accounts for this investment using the cost method, less adjustments for impairment.

In 2021, the Company made an additional investment of $587,800 from its initial investment of $110,920 during the year ended December 31, 2020.

At each reporting period, management reviews each investment for indication of impairment, such as financial difficulties or bankruptcy, or other information reported to the Company that would indicate there has been a decline in the value of the investment. Any amounts identified are deemed impaired and adjusted accordingly. No impairment charges were deemed necessary as of December 31, 2021 and 2020. The carrying amount for the investments were $698,720 and $110,920 as of December 31, 2021 and 2020, respectively.

Revenue Recognition

Grant revenue is primarily generated through research and development grant programs offered by federal, state and local governments, and is recognized using the milestone method, as the Company satisfies its obligations over the life of the contract. Each individual contract or grant lists each of the deliverables to be completed by the Company, the date those deliverables are to be completed and delivered, and the fee related to each individual deliverable. Revenues is recognized on each deliverable as it is completed (and delivered) over the life of the contract. There was $86,541 and $79,964 of grant revenue with grant costs of 28,297 and 79,964 of grant costs respectively as of December 31, 2021 and 2020. The revenue from grants is not as incidental or peripheral which would result in the presentation of grant revenue as other income. The Company recognizes non-refundable grant revenue when the performance obligations have been met, a funding application has been submitted, and approval is reasonably assured.

The Company recognizes revenues in accordance with FASB ASC 606, Revenue From Contracts with Customers, when delivery of goods or completion of services has occurred provided there is persuasive evidence of an agreement, acceptance has been approved by its customers, the fee is fixed or determinable based on the completion of stated terms and conditions, and collection of any related receivable is probable. The Company typically collects payment upon sale and recognizes the revenue when the item has shipped and has fulfilled their sole performance obligation. Revenues are recognized on these arrangements after the pre-sold units are produced and fulfilled to the customers, and all other revenue recognition criteria are achieved. In 2020, recorded deferred revenue of $75,000 was recognized as revenue in the year ended December 31, 2020.

See accompanying Independent Auditor’s Report

STOREN TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2021 and 2020 and for the years ended

Research and Development

Research and development costs are expensed as incurred, no such expenses were incurred for the years ended December 31, 2021 and 2020, respectively.

Stock-Based Compensation

During the year ended December 31, 2019, the Company early adopted ASU – 2018-07, which simplifies stock-based compensation issued to non-employees. The Company accounts for stock-based compensation to both employee and non-employees in accordance with ASC 718, Compensation - Stock Compensation.  Under the fair value recognition provisions of ASC 718, stock-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense ratably over the requisite service period, which is generally the option vesting period.  The Company uses the Black-Scholes option pricing model to determine the fair value of stock options.

Deferred Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of an offering, offering costs are capitalized. The deferred offering costs are charged to stockholders’ equity upon the completion of an offering or to expense if the offering is not completed.

Income Taxes

The Company uses the liability method of accounting for income taxes as set forth in ASC 740, Income Taxes.  Under the liability method, deferred taxes are determined based on the temporary differences between the financial statement and tax basis of assets and liabilities using tax rates expected to be in effect during the years in which the basis differences reverse.  A valuation allowance is recorded when it is unlikely that the deferred tax assets will be realized.  The Company assesses its income tax positions and records tax benefits for all years subject to examination based upon its evaluation of the facts, circumstances and information available at the reporting date.  In accordance with ASC 740-10, for those tax positions where there is a greater than 50% likelihood that a tax benefit will be sustained, our policy is to record the largest amount of tax benefit that is more likely than not to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information.  For those income tax positions where there is less than 50% likelihood that a tax benefit will be sustained, no tax benefit will be recognized in the financial statements. The Company has determined that there are no material uncertain tax positions, aside from that discussed below. The Company accounts for income taxes with the recognition of estimated income taxes payable or refundable on income tax returns for the current period and for the estimated future tax effect attributable to temporary differences and carryforwards.  Measurement of deferred income items is based on enacted tax laws including tax rates, with the measurement of deferred income tax assets being reduced by available tax benefits not expected to be realized in the immediate future.

The Company has cumulative tax loss positions of $3,936,632 and $2,348,472 as of December 31, 2021 and 2020, respectively. Therefore, the Company has deferred tax assets of $1,027,441 and $613,773 as of December 31, 2021 and 2020, respectively from this net operating loss carryforward and other book-to-tax differences, calculated using the Company’s combined effective federal and state income tax rate of 26.1%. The federal net operating loss carryforward is subject to an 80% limitation on taxable income, does not expire, and will carry on indefinitely.

See accompanying Independent Auditor’s Report

STOREN TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2021 and 2020 and for the years ended

Due to the uncertainty as to the Company’s ability to generate sufficient taxable income in the future to utilize this deferred tax asset for future tax benefit, the Company has recorded a full valuation allowance to reduce the net deferred tax asset to zero as of December 31, 2021 and 2020.

Due to the full valuation allowance, no provision for tax was recorded for the year ended December 31, 2021. The Company owes no federal or state tax as of December 31, 2021 and 2020. All tax periods since inception remain open to examination by the taxing jurisdictions to which the Company is subject.

Basic Income/(Loss) per Common Share

Basic income (loss) per share is calculated by dividing the Company’s net loss applicable to common shareholders by the weighted average number of common shares during the period. Diluted earnings per share is calculated by dividing the Company’s net loss available to common shareholders by the diluted weighted average number of shares outstanding during the year. The diluted weighted average number of shares outstanding is the basic weighted number of shares adjusted for any potentially dilutive debt or equity.

NOTE 3: GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  Notwithstanding that the Company is in a working capital position of $2,271,837, the Company is in a cumulative net loss position of $4,163,871 as of December 31, 2021, had negative cash flows from operations of $1,575,129 and a net loss of $1,588,160 for the year ended December 31, 2021.

The Company’s ability to continue as a going concern in the next twelve months following the date the financial statements were available to be issued is dependent upon its ability to produce revenues and/or obtain financing sufficient to meet current and future obligations and deploy such to produce profitable operating results. Management has evaluated these conditions and plans to generate revenues and raise capital as needed to satisfy its capital needs. No assurance can be given that the Company will be successful in these efforts. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 4: STOCKHOLDERS’ EQUITY

Capital Structure

The Company has authorized 10,000,000 shares of $0.00001 par value common stock. As of December 31, 2021 and 2020, 7,984,692 and 6,832,407 shares of common stock were issued and outstanding, respectively.

See accompanying Independent Auditor’s Report

STOREN TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2021 and 2020 and for the years ended

The Company has authorized 5,000,000 shares of $0.00001 par value Series A Preferred Stock.

During the years ended December 31, 2021 and 2020, the Company raised gross proceeds of $3,846,245 and $945,639, respectively, in an offering of its common stock pursuant to an offering under Regulation A Crowdfunding campaign, issuing 920,476 and 217,838 shares of common stock, respectively, at prices between $6.00 and $6.21 per share.

Further, the Company issued 97,967 and 26,410 shares of common stock for proceeds of $587,802 and $110,920, respectively, during the years ended December 31, 2021 and 2020.

During the years ended December 31, 2021 and 2020, the Company issued 8,000 and 18,000 shares of common stock for services valued at $49,680 and $111,780, respectively based on the Company’s estimate of the fair value of the common stock issued.

During 2021, all convertible notes with that were outstanding with combined principal balances of $100,000, together with $15,924 of accrued interest, were converted into 125,842 shares of Common Stock at a conversion price of $0.89 per share.

NOTE 5: CONTINGENCIES

The Company may be subject to pending legal proceedings and regulatory actions in the ordinary course of business. The results of such proceedings cannot be predicted with certainty, but the Company does not anticipate that the final outcome, if any, arising out of any such matter will have a material adverse effect on its business, financial condition or results of operations. The Company also has unknown impacts from the ongoing COVID-19 pandemic.

NOTE 6: DEBT

Crowdfunding Portal

On January 13, 2021, the Company received $726,298 from their crowdfunding portal in error, these funds are due to the portal. As of December 31, 2021, these funds have been paid back to the crowdfunding portal.

PPP Loan

On June 29, 2020 the Company secured a loan through the Small Business Administration (“SBA”) for the Payroll Protection Program, a 24-month term loan agreement in the amount of $20,833, bearing interest at 1.00%, no payments are due on the loan for 6 months from the date of first disbursement of the loan and shall be repaid in 18 substantially equal monthly payments of principal and interest, commencing on the first business day after the end of the deferment period. The amount of loan forgiveness shall be calculated in accordance with the requirements of the Program, including the provisions of Section 1106 of the CARES Act. On March 18, 2021, the Company received notice of full forgiveness.

The Company recorded the forgiveness of this $20,833 loan in other income for the year ended December 31, 2021.

See accompanying Independent Auditor’s Report

STOREN TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2021 and 2020 and for the years ended

Related Party Notes Payable

On July 3, 2019, the Company entered into a loan agreement with a related party in the amount of $50,000 bearing interest at 15%, with all required principal and interest payments due on November 30, 2019. Interest expense totaled $0 and $4,356 for the years ended December 31, 2021 and 2020 respectively. The loan was paid off in 2020.

On June 11, 2019, the Company entered into a loan agreement with a related party in the amount of $53,843 bearing interest at 20%, with all required principal and interest payments due on November 30, 2020. Interest expense totaled $0 and $15,489 for the years ended December 31, 2021 and 2020 respectively. The loan was paid off in 2020.

Convertible Note

On March 1, 2019, the Company entered into convertible note agreements with a related party totaling $100,000. The note agreements bear interest at 6.0% and have a maturity date of upon demand of the noteholders on or after two years after issuance (March 2021).

For the years ended December 31, 2021 and 2020, interest expense were $2,928 and $11,030, respectively. As of December 31, 2020, accrued interest payable was $12,996.

On June 18, 2021, all of the convertible notes and accrued interests have been converted into 125,842 shares of common stock.

The convertible notes converted upon the Company receiving proceeds greater than $2,500,000 in a qualified equity financing or maturity being 24 months from the date of this agreement. The convertible note will convert at 80% of the price paid per share in the qualified equity financing and the price derived at a $6,000,000 valuation cap.

NOTE 7: RECENT ACCOUNTING PRONOUNCEMENTS

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842).  This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet.  The ASU is effective for annual and interim periods beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted. We are continuing to evaluate the impact of this new standard on our financial reporting and disclosures.

In January 2017, the FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350), simplifying Accounting for Goodwill Impairment (“ASU 2017-04”). ASU 2017-04 removes the requirement to perform a hypothetical purchase price allocation to measure goodwill impairment. A goodwill impairment will now be the amount by which a reporting unit’s carrying value exceeds its fair value, not to exceed the carrying amount of goodwill. The amendments in this update are effective for public entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020. For all other entities, the amendment is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company is currently evaluating the impact the adoption of ASU 2017-04 will have on the Company’s financial statements.

See accompanying Independent Auditor’s Report

STOREN TECHNOLOGIES, INC.

NOTES TO FINANCIAL STATEMENTS

As of December 31, 2021 and 2020 and for the years ended

In August 2020, FASB issued ASU 2020-06, Accounting for Convertible Instruments and Contracts in an Entity; Own Equity (“ASU 2020-06”), as part of its overall simplification initiative to reduce costs and complexity of applying accounting standards while maintaining or improving the usefulness of the information provided to users of financial statements. Among other changes, the new guidance removes from GAAP separation models for convertible debt that require the convertible debt to be separated into a debt and equity component, unless the conversion feature is required to be bifurcated and accounted for as a derivative or the debt is issued at a substantial premium. As a result, after adopting the guidance, entities will no longer separately present such embedded conversion features in equity, and will instead account for the convertible debt wholly as debt. The new guidance also requires use of the “if-converted” method when calculating the dilutive impact of convertible debt on earnings per share, which is consistent with the Company’s current accounting treatment under the current guidance. The guidance is effective for consolidated financial statements issued for fiscal years beginning after December 15, 2021, and interim periods within those fiscal years, with early adoption permitted, but only at the beginning of the fiscal year. The Company is currently evaluating the impact the adoption of ASU 2020-06 will have on the Company’s financial statements.

Management does not believe that any recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

NOTE 8: SUBSEQUENT EVENTS

Regulation A

As of the date of these financial statements, $1,226,723 of funds have been received for 289,803 shares of stock through its Regulation A raise.

Management’s Evaluation

Management has evaluated subsequent events through May 20, 2022, the date the financial statements were available to be issued. Based on this evaluation, no material events were identified which require adjustment or disclosure in these financial statements.

See accompanying Independent Auditor’s Report

ITEM 8. EXHIBITS

EXHIBITS

1.1	Posting Agreement with StartEngine Crowdfunding, Inc. (1)

2.1	Certificate of Incorporation (2)

2.2	Bylaws (3)

4.1	Form of Subscription Agreement (4)

6.1	StartEngine Secure Services Agreement (5)

6.2	Employment Agreement with Carlo Brovero (6)

6.3	Employment Agreement with Angelo D’Anzi (7)

6.4	Distribution Agreement with Arco Fuel Cells S.r.l. (8)

6.5	Multicom Memorandum of Understanding (9)

6.6	Credit Card Services Agreement (10)

8.1	Escrow Services Agreement (11)

(1)	Filed as an exhibit to the StorEn Technologies, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11240) and incorporated herein by reference. Available at,
https://www.sec.gov/Archives/edgar/data/1720258/000110465920074618/tm2022587d1_ex1-1.htm
(2)	Filed herewith.
(3)	Filed as an exhibit to the StorEn Technologies, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11240) and incorporated herein by reference. Available at,
https://www.sec.gov/Archives/edgar/data/1720258/000110465920074618/tm2022587d1_ex2-1.htm
(4)	Filed as an exhibit to the StorEn Technologies, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11240) and incorporated herein by reference. Available at,
https://www.sec.gov/Archives/edgar/data/1720258/000110465920090886/tm2022587d4_ex4-1.htm
(5)	Filed as an exhibit to the StorEn Technologies, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11240) and incorporated herein by reference. Available at,
https://www.sec.gov/Archives/edgar/data/1720258/000110465920074618/tm2022587d1_ex6-1.htm

(6)	Filed as an exhibit to the StorEn Technologies, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11240) and incorporated herein by reference. Available at,
https://www.sec.gov/Archives/edgar/data/1720258/000110465920074618/tm2022587d1_ex6-2.htm
(7)	Filed as an exhibit to the StorEn Technologies, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11240) and incorporated herein by reference. Available at,
https://www.sec.gov/Archives/edgar/data/1720258/000110465920074618/tm2022587d1_ex6-3.htm
(8)	Filed as an exhibit to the StorEn Technologies, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11240) and incorporated herein by reference. Available at,
https://www.sec.gov/Archives/edgar/data/1720258/000110465920074618/tm2022587d1_ex6-4.htm
(9)	Filed as an exhibit to the StorEn Technologies, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11240) and incorporated herein by reference. Available at,
https://www.sec.gov/Archives/edgar/data/1720258/000110465920074618/tm2022587d1_ex6-5.htm
(10)	Filed as an exhibit to the StorEn Technologies, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11240) and incorporated herein by reference. Available at,
https://www.sec.gov/Archives/edgar/data/1720258/000110465920086479/tm2022587d2_ex6-6.htm
(11)	Filed as an exhibit to the StorEn Technologies, Inc. Regulation A Offering Statement on Form 1-A (Commission File No. 024-11240) and incorporated herein by reference. Available at,
https://www.sec.gov/Archives/edgar/data/1720258/000110465920086479/tm2022587d2_ex8-1.htm

SIGNATURES

STOREN TECHNOLOGIES, INC.

Pursuant to the requirements of Regulation A, the issuer has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stony Brook, NY., on May 24, 2022

STOREN TECHNOLOGIES INC.

By:	/s/ John Davis		Dated: May 24, 2022

	Title:	Chief Executive Officer, Principal Executive Officer, Principal Financial Officer, Principal Accounting Officer and Director

By:	/s/ Angelo D’Anzi		Dated: May 24, 2022

	Title:	Chief Technology Officer and Director